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                                                                Exhibit 10.30


                          LOAN AND SECURITY AGREEMENT


                                    BETWEEN


                            MERCURY AIR CARGO, INC.
                                   ("DEBTOR")
                             5456 McConnell Avenue
                         Los Angeles, California  90066


                                      and


                      MARINE MIDLAND BUSINESS LOANS, INC.
                               ("SECURED PARTY")
                                2210 Main Street
                                   Suite 500
                           Irvine, California  92714


                           Dated as of June 12, 1995
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                                TABLE OF CONTENTS

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
 1.   DEFINITIONS................................................................      1
      1.1         CERTAIN SPECIFIC TERMS.........................................      1
      1.2         SINGULARS AND PLURALS..........................................      2
      1.3         U.C.C. DEFINITIONS.............................................      2

 2.   CREDIT FACILITY............................................................      2
      2.1         REQUESTS FOR AN ADVANCE........................................      2
      2.2         PROCEEDS OF AN ADVANCE.........................................      2

 3.   COLLATERAL AND INDEBTEDNESS SECURED........................................      2
      3.1         SECURITY INTEREST..............................................      2
      3.2         OTHER COLLATERAL...............................................      2
      3.3         INDEBTEDNESS SECURED...........................................      2

 4.   REPRESENTATIONS AND WARRANTIES.............................................      2
      4.1         CORPORATE EXISTENCE............................................      2
      4.2         CORPORATE CAPACITY.............................................      2
      4.3         VALIDITY OF RECEIVABLES........................................      2
      4.4         INTENTIONALLY DELETED..........................................      2
      4.5         TITLE TO COLLATERAL............................................      2
      4.6         NOTES RECEIVABLE...............................................      3
      4.7         EQUIPMENT......................................................      3
      4.8         PLACE OF BUSINESS..............................................      3
      4.9         FINANCIAL CONDITION............................................      3
      4.10        TAXES..........................................................      3
      4.11        LITIGATION.....................................................      3
      4.12        ERISA MATTERS..................................................      3
      4.13        ENVIRONMENTAL MATTERS..........................................      3
      4.14        VALIDITY OF TRANSACTION DOCUMENTS..............................      3
      4.15        NO CONSENT OR FILING...........................................      3
      4.16        NO VIOLATIONS..................................................      3
      4.17        TRADEMARKS AND PATENTS.........................................      3
      4.18        CONTINGENT LIABILITIES.........................................      3
      4.19        COMPLIANCE WITH LAWS...........................................      3
      4.20        LICENSES, PERMITS, ETC.........................................      3
      4.21        LABOR CONTRACTS................................................      3
      4.22        CONSOLIDATED SUBSIDIARIES......................................      3
      4.23        AUTHORIZED SHARES..............................................      3

 5.   CERTAIN DOCUMENTS TO BE DELIVERED TO SECURED PARTY.........................      4
      5.1         DOCUMENTS......................................................      4
      5.2         INVOICES.......................................................      4
      5.3         CHATTEL PAPER..................................................      4

 6.   COLLECTIONS................................................................      4

 7.   PAYMENT OF PRINCIPAL, INTEREST, FEES, AND COSTS AND EXPENSES...............      4
      7.1         PROMISE TO PAY PRINCIPAL.......................................      4
      7.2         PROMISE TO PAY INTEREST........................................      4
      7.3         PROMISE TO PAY FEES............................................      4
      7.4         PROMISE TO PAY COSTS AND EXPENSES..............................      4
      7.5         METHOD OF PAYMENT OF PRINCIPAL, INTEREST,
                  FEES, AND COSTS AND EXPENSES...................................      4
      7.6         COMPUTATION OF DAILY OUTSTANDING BALANCE.......................      4
      7.7         ACCOUNT STATED.................................................      4

 8.   PROCEDURES AFTER SCHEDULING RECEIVABLES....................................      4
      8.1         INTENTIONALLY DELETED..........................................      4
      8.2         CREDITS AND EXTENSIONS.........................................      4
      8.3         RETURNED INSTRUMENTS...........................................      5
      8.4         DEBIT MEMORANDA................................................      5
      8.5         NOTES RECEIVABLE...............................................      5

 9.   AFFIRMATIVE COVENANTS......................................................      5
      9.1         FINANCIAL STATEMENTS...........................................      5
      9.2         GOVERNMENT AND OTHER SPECIAL RECEIVABLES.......................      5
      9.3         TERMS OF SALE..................................................      5
      9.4         BOOKS AND RECORDS..............................................      5
      9.5         INTENTIONALLY DELETED..........................................      5
      9.6         EXAMINATIONS...................................................      5
      9.7         VERIFICATION OF COLLATERAL.....................................      5
      9.8         RESPONSIBLE PARTIES............................................      5
      9.9         TAXES..........................................................      5
      9.10        LITIGATION.....................................................      5
      9.11        INSURANCE......................................................      5
      9.13        PENSION REPORTS................................................      5
      9.14        NOTICE OF NON-COMPLIANCE.......................................      5
      9.15        COMPLIANCE WITH ENVIRONMENTAL LAWS.............................      5
      9.16        DEFEND COLLATERAL..............................................      6
      9.17        USE OF PROCEEDS................................................      6
      9.18        COMPLIANCE WITH LAWS...........................................      6
      9.19        MAINTENANCE OF PROPERTY........................................      6
      9.20        LICENSES, PERMITS, ETC.........................................      6
      9.21        TRADEMARKS AND PATENTS.........................................      6
      9.22        ERISA..........................................................      6
      9.23        MAINTENANCE OF OWNERSHIP.......................................      6
      9.24        ACTIVITIES OF CONSOLIDATED SUBSIDIARIES........................      6

10.   NEGATIVE COVENANTS.........................................................      6
      10.1        LOCATION OF INVENTORY, EQUIPMENT AND BUSINESS RECORDS..........      6
      10.2        BORROWED MONEY.................................................      6
      10.3        SECURITY INTEREST AND OTHER ENCUMBRANCES.......................      6
      10.4        STORING AND USE OF THE COLLATERAL..............................      6
      10.5        MERGERS, CONSOLIDATIONS, OR SALES..............................      6
      10.6        CAPITAL STOCK..................................................      6
      10.7        DIVIDENDS OR DISTRIBUTIONS.....................................      6
      10.8        INVESTMENTS AND ADVANCES.......................................      6
      10.9        GUARANTIES.....................................................      6
      10.10       ...............................................................      6
      10.11       CAPITAL EXPENDITURES...........................................      6
      10.12       INTENTIONALLY DELETED..........................................      6
      10.13       NAME CHANGE....................................................      6
      10.14       DISPOSITION OF COLLATERAL......................................      6
      10.15       FINANCIAL COVENANTS............................................      6

11.   EVENTS OF DEFAULT..........................................................      6
      11.1        EVENTS OF DEFAULT..............................................      6
      11.2        EFFECTS OF AN EVENT OF DEFAULT.................................      7

12.   SECURED PARTY'S RIGHTS AND REMEDIES........................................      7
      12.1        GENERALLY......................................................      7
      12.2        NOTIFICATION OF ACCOUNT DEBTORS................................      7
      12.3        POSSESSION OF COLLATERAL.......................................      7
      12.4        COLLECTION OF RECEIVABLES......................................      7
      12.5        INDORSEMENT OF CHECKS; DEBTOR'S MAIL...........................      7
      12.6        LICENSE TO USE PATENTS, TRADEMARKS, AND TRADENAMES.............      7

13.   MISCELLANEOUS..............................................................      7
      13.1        PERFECTING THE SECURITY INTEREST; PROTECTING THE COLLATERAL....      7
      13.2        PERFORMANCE OF DEBTOR'S DUTIES.................................      7
      13.3        NOTICE OF SALE.................................................      7
      13.4        WAIVER BY SECURED PARTY........................................      7
      13.5        WAIVER BY DEBTOR...............................................      8
      13.6        SETOFF.........................................................      8
      13.7        ASSIGNMENT.....................................................      8
      13.8        SUCCESSORS AND ASSIGNS.........................................      8
      13.9        MODIFICATION...................................................      8
      13.10       COUNTERPARTS...................................................      8
      13.11       GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.......................      8
      13.12       INDEMNIFICATION................................................      8
      13.13       TERMINATION; PREPAYMENT PREMIUM................................      8
      13.14       FURTHER ASSURANCES.............................................      8
      13.15       HEADINGS.......................................................      8
      13.16       CUMULATIVE SECURITY INTEREST, ETC..............................      8
      13.17       SECURED PARTY'S DUTIES.........................................      8
      13.18       NOTICES GENERALLY..............................................      8
      13.19       SEVERABILITY...................................................      8
      13.20       INCONSISTENT PROVISIONS........................................      9
      13.21       ENTIRE AGREEMENT...............................................      9
      13.22       APPLICABLE LAW.................................................      9
      13.23       CONSENT TO JURISDICTION........................................      9
      13.24       JURY TRIAL WAIVER..............................................      9

                                      (i)

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         Debtor and Secured Party agree as follows:

1.      DEFINITIONS.
        1.1 CERTAIN SPECIFIC TERMS. For purposes of this Agreement, the following terms shall have the following meanings:
                  (a) ACCOUNT DEBTOR means the person, firm, or entity obligated to pay a Receivable.
                  (b) ADVANCE means a revolving loan made to Debtor by Secured Party pursuant to Section 2.1.
                  (c) BORROWING CAPACITY means, at the time of computation, the amount specified in Item 1 of the Schedule.
                  (d) BUSINESS DAY means a day other than a Saturday, Sunday or other day on which banks are authorized or required to close under the laws of the State.
                  (e) COLLATERAL means collectively all of the property of Debtor subject to the Security Interest and described in Sections 3.1 and 3.2.
                  (f) CONSOLIDATED SUBSIDIARY means any corporation of which at least 50% of the voting stock is owned by Debtor directly, or indirectly through one or more Consolidated Subsidiaries. If Debtor has no Consolidated Subsidiaries, the provisions of this Agreement relating to Consolidated Subsidiaries shall be inapplicable without affecting the applicability of such provisions to Debtor alone.
                  (g) CREDIT means any discount, allowance, credit, rebate, or adjustment granted by Debtor with respect to a Receivable, other than a cash discount described in Item 3 of the Schedule.
                  (h) DEBTOR means the person or entity defined on the cover page to this Agreement.
                  (i) DISPOSAL means the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction, or placing of any Hazardous Substance so that it or any of its constituents may enter the environment.
                  (j)    INTENTIONALLY DELETED.
                  (k) ENVIRONMENT means any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish, wildlife, plants; and all other natural resources or environmental media.
                  (l) ENVIRONMENTAL LAWS means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes, and rules relating to the protection of the Environment and/or governing the processing, handling, production, or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders, and directives of federal, state, and local governmental agencies and authorities with respect thereto.
                  (m) ENVIRONMENTAL PERMITS means all licenses, permits, approvals, authorizations, consents, or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any property owned, leased, or operated by Debtor or any Consolidated Subsidiary and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances.
                  (n) ENVIRONMENTAL QUESTIONNAIRE means a questionnaire and all attachments thereto concerning (i) activities and conditions affecting the Environment at any property of Debtor or any Consolidated Subsidiary or (ii) the enforcement or possible enforcement of any Environmental Law against Debtor or any Consolidated Subsidiary.
                  (o) ENVIRONMENTAL REPORT means a written report prepared for Secured Party by an environmental consulting or environmental engineering firm.
                  (p) ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
                  (q) EVENT OF DEFAULT means an Event of Default or Events of Default as defined in Section 11.1.
                  (r) EXTENSION means the granting to an Account Debtor of additional time within which such Account Debtor is required to pay a Receivable.
                  (s) FEDERAL BANKRUPTCY CODE means Title 11 of the United States Code, entitled "Bankruptcy", as amended, or any successor federal bankruptcy law.
                  (t) HAZARDOUS SUBSTANCES means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated piphenyls, petroleum and petroleum products, ethane, hazardous materials, hazardous wastes, hazardous or toxic substances, and any other material defined as a hazardous substance in Section 104(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).
                  (u) INDEBTEDNESS means the indebtedness secured by the Security Interest and described in Section 3.3.
                  (v) INELIGIBLE RECEIVABLES means the following described Receivables and any other Receivables which, in the reasonable credit judgment of Secured Party, are not satisfactory for credit or any other reason.
                            (i)   Any Receivable which has remained unpaid for
more than the number of days specified in Item 4 of the Schedule.
                           (ii)   Any Receivable with respect to which a
representation or warranty contained in Section 4.3, 4.5 or 4.6 is not, or does not continue to be, true and accurate, including, without limitation, any Receivable subject to a setoff.
                           (iii)  Any Receivable with respect to which Debtor
has extended the time for payment without the consent of Secured Party, except as provided in Section 8.2(a).
                            (iv)  Any Receivable as to which any one or more of
the following events occurs: a Responsible Party shall die or be judicially declared incompetent; a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect shall be filed by or against a Responsible Party; a Responsible Party shall make any general assignment for the benefit of creditors; a receiver or trustee, including, without limitation, a "custodian" as defined in the Federal Bankruptcy Code, shall be appointed for a Responsible Party or for any of the assets of a Responsible Party; any other type of insolvency proceeding with respect to a Responsible Party (under the bankruptcy laws of the United States or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, a Responsible Party shall be instituted; all or any material part of the assets of a Responsible Party shall be sold, assigned, or transferred; a Responsible Party shall fail to pay its debts as they become due; or a Responsible Party shall cease doing business as a going concern.
                             (v)  All Receivables owed by an Account Debtor
owing Receivables classified as ineligible under the criterion set forth in
Section 1.1(v)(i) or Receivables, if the outstanding dollar amount of such Receivables constitutes a percentage of the aggregate outstanding dollar amount of all Receivables owed by such Account Debtor equal to or greater than the percentage specified in Item 5 of the Schedule.
                            (vi)  All Receivables in which the perfection,
enforceability or validity of Secured Party's Security Interest is governed by statutory requirements other than the Uniform Commercial Code.
                           (vii)  All Receivables owed by an Account Debtor
which does not maintain its chief executive office in the United States or which is not organized under the laws of the United States or any state, unless otherwise specified in Item 6 of the Schedule.
                          (viii)  All Receivables owed by an Account Debtor if
Debtor or any person who, or entity which, directly or indirectly controls Debtor, either owns in whole or material part, or directly or indirectly controls, such Account Debtor.
                            (ix)  Any Receivable arising from a consignment or
other arrangement pursuant to which the subject Inventory is returnable if not sold or otherwise disposed of by the Account Debtor; any Receivable constituting a partial billing under terms providing for payment only after full shipment or performance; any Receivable arising from a bill and hold sale or in connection with any prebilling where the Inventory or services have not been delivered, performed, or accepted by the Account Debtor if Secured Party has not entered into a satisfactory written agreement with such Account Debtor relating to such Receivables; and any Receivable as to which the Account Debtor contends the balance reported by Debtor is incorrect or not owing in any material respect.
                             (x)  Any Receivable which is unenforceable against
the Account Debtor for any reason.
                            (xi)  Any Receivable which is an Instrument,
Document or Chattel Paper or which is evidenced by a note, draft, trade acceptance, or other instrument for the payment of money where such Instrument, Document, Chattel Paper, note, draft, trade acceptance, or other instrument has not been endorsed and delivered by Debtor to Secured Party.
                  (w) INTERNAL REVENUE CODE means the Internal Revenue Code of 1986, as amended from time to time.
                  (x) INVENTORY means inventory as defined in the Uniform Commercial Code as in effect in the State as of the date of this Agreement, and in any event shall include returned or repossessed Goods.
                  (y)    INTENTIONALLY DELETED.
                  (z) INVOICE means any document or documents used or to be used to evidence a Receivable.
                 (aa)    INTENTIONALLY DELETED.
                 (bb) MARINE PAYMENT ACCOUNT means the special bank account owned by Secured Party to which Proceeds of Collateral, including, without limitation, payments on Receivables and other payments from sales or leases of Inventory, are credited. There is a Marine Payment Account if so indicated in Item 8 of the Schedule.
                 (cc) PENSION EVENT means, with respect to any Pension Plan, the occurrence of (i) any prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code, (ii) any Reportable Event, (iii) any complete or partial withdrawal or proposed complete or partial withdrawal of Debtor or any Consolidated Subsidiary from such Pension Plan, (iv) any complete or partial termination or proposed complete or partial termination of such Pension Plan, or (v) any accumulated funding deficiency (whether or not waived) as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code.
                 (dd)    PENSION PLAN means any pension plan as defined in
Section 3(2) of ERISA which is a multiemployer plan or a single employer plan as defined in Section 4001 of ERISA and subject to Title IV of ERISA and which is
(i) a plan maintained by Debtor or any Consolidated Subsidiary for employees or former employees of Debtor or of any Consolidated Subsidiary, (ii) a plan to which Debtor or any Consolidated Subsidiary contributes or is required to contribute, (iii) a plan to which Debtor or any Consolidated Subsidiary was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement, or (iv) any other plan with respect to which Debtor or any Consolidated Subsidiary has incurred or may incur liability, including, without limitation, contingent liability, under Title IV of ERISA either to such plan or to the Pension Benefit Guaranty Corporation. For purposes of this definition and for purposes of

Sections 1.1(cc), 4.12, and 11.1(h), Debtor shall include any trade or business (whether or not incorporated) which, together with Debtor or any Consolidated Subsidiary, is deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA.
                 (ee) PRIME RATE means the rate of interest publicly announced by Marine Midland Bank from time to time as its prime rate and is a base rate for calculating interest on certain loans. The rate announced by Marine Midland Bank as its prime rate may or may not be the most favorable rate charged by Marine Midland Bank to its customers.
                 (ff) RECEIVABLE means the right to payment for Goods sold or leased or services rendered by Debtor, whether or not earned by performance, and may, without limitation, in whole or in part be in the form of an Account, Chattel Paper, Document, or Instrument.
                 (gg) RECEIVABLES BORROWING BASE means, at the time of its computation, the aggregate amount of the outstanding Receivables in which Secured Party has a first priority perfected security interest (adjusted with respect to Credits and returned merchandise as provided in Article 8 hereof) less the amount of Ineligible Receivables and any reserves established by Secured Party in accordance with Section 2.3.
                 (hh) RELEASE means "release," as defined in Section 101(22) of the Comprehensive, Environmental Response, Compensation and Liability act of 1980, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.
                 (ii) REPORTABLE EVENT means any event described in Section 4043(b) of ERISA or in regulations issued thereunder with regard to a Pension Plan.
                 (jj) RESPONSIBLE PARTY means an Account Debtor, a general partner of an Account Debtor, or any party otherwise in any way directly or indirectly liable for the payment of a Receivable.
                 (kk) SCHEDULE means the schedule executed in connection with, and which is a part of, this Agreement.
                 (ll) SECURED PARTY means the person or entity defined on the cover page of this Agreement and any successors or assigns of Secured Party.
                 (mm) SECURITY INTEREST means the security interest granted to Secured Party by Debtor as described in Section 3.1.
                 (nn)    STATE means the State of the United States specified in
Item 34 of the Schedule.
                 (oo) THIRD PARTY means any person or entity who has executed and delivered, or who in the future may execute and deliver, to Secured Party any agreement, instrument, or document pursuant to which such person or entity has guarantied to Secured Party the payment of the Indebtedness or has granted Secured Party a security interest in or lien on some or all of such person's or entity's real or personal property to secure the payment of the Indebtedness.
                 (pp) TRANSACTION DOCUMENTS means this Agreement and all documents including, without limitation, collateral documents, letter of credit agreements, notes, acceptance credit agreements, security agreements, pledges, guaranties, mortgages, title insurance, assignments and subordination agreements required to be executed by Debtor, any Third Party or any Responsible Party pursuant hereto or in connection herewith.
        1.2 SINGULARS AND PLURALS. Unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular.
        1.3 U.C.C. DEFINITIONS. Unless otherwise defined in Section 1.1 or elsewhere in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the State as of the date of this Agreement.
 2.     CREDIT FACILITY.
        2.1 REQUESTS FOR AN ADVANCE. From time to time, Debtor may make a written or oral request for an Advance, so long as the sum of the aggregate principal balance of outstanding Advances and the requested Advance does not exceed the Borrowing Capacity as then computed; and Secured Party shall make such requested Advance, provided that (i) the Borrowing Capacity would not be so exceeded, (ii) there has not occurred an Event of Default or an event which, with notice or lapse of time or both, would constitute an Event of Default, and
(iii) all representations and warranties contained in this Agreement and in the other Transaction Documents are true and correct on the date such requested Advance is made as though made on and as of such date. Notwithstanding any other provision of this Agreement, Secured Party may from time to time reduce the percentages applicable to the Receivables Borrowing Base as it relates to amounts of the Borrowing Capacity if Secured Party determines in its reasonable credit judgment that there has been a material change in circumstances related to any or all Receivables from those circumstances in existence on or prior to the date of this Agreement or in the financial or other condition of Debtor. Each oral request for an Advance shall be conclusively presumed to be made by a person authorized by Debtor to do so; and the making of the Advance to Debtor as hereinafter provided shall conclusively establish Debtor's obligation to repay the Advance.
        2.2 PROCEEDS OF AN ADVANCE. Advances shall be made in the manner agreed by Debtor and Secured Party in writing or, absent any such agreement, as determined by Secured Party.
3.      COLLATERAL AND INDEBTEDNESS SECURED.
        3.1 SECURITY INTEREST. Debtor hereby grants to Secured Party a security interest in and a lien on the following property of Debtor wherever located and whether now owned or hereafter acquired:
                (a) All Accounts, Inventory, General Intangibles, Chattel Paper, Documents, and Instruments, whether or not specifically assigned to Secured Party, including, without limitation, all Receivables and all Equipment, whether or not affixed to realty, and Fixtures.
                (b) All guaranties, collateral, liens on or security interests in real or personal property, leases, letters of credit, and other rights, agreements, and property securing or relating to payment of Receivables.
                (c) All books, records, ledger cards, data processing records, computer software, and other property at any time evidencing or relating to Collateral.
                (d) All monies, securities, and other property now or hereafter held or received by, or in transit to, Secured Party from or for Debtor, and all of Debtor's deposit accounts, credits, and balances with Secured Party existing at any time.
                (e) All parts, accessories, attachments, special tools, additions, replacements, substitutions, and accessions to or for all of the foregoing.
                (f) All Proceeds and products of all of the foregoing in any form including, without limitation, amounts payable under any policies of insurance insuring the foregoing against loss or damage, and all increases and profits received from all of the foregoing.
        3.2 OTHER COLLATERAL. Nothing contained in this Agreement shall limit the rights of Secured Party in and to any other Collateral securing the Indebtedness which may have been or may hereafter be granted to Secured Party by Debtor or any Third Party pursuant to any other agreement.
        3.3 INDEBTEDNESS SECURED. The Security Interest secures payment of any and all indebtedness, and performance of all obligations and agreements, of Debtor to Secured Party, whether now existing or hereafter incurred or arising, of every kind and character, primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, and whether such indebtedness is from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, including, without limitation: (a) all Advances; (b) all interest which accrues on any such indebtedness, until payment of such indebtedness in full, including, without limitation, all interest provided for under this Agreement; (c) all other monies payable by Debtor, and all obligations and agreements of Debtor to Secured Party, pursuant to the Transaction Documents; (d) all debts owed or to be owed by Debtor to others which Secured Party has obtained, or may obtain, by assignment or otherwise; (e) all monies payable by any Third Party, and all obligations and agreements of any Third Party to Secured Party, pursuant to any of the Transaction Documents; and
(f) all monies due and to become due pursuant to Section 7.3.
4. REPRESENTATIONS AND WARRANTIES. To induce Secured Party to enter into this Agreement and make Advances to Debtor from time to time as herein provided, Debtor represents and warrants and, so long as any Indebtedness remains unpaid or this Agreement remains in effect, shall be deemed continuously to represent and warrant as follows:
          4.1 CORPORATE EXISTENCE. Debtor and each Consolidated Subsidiary is duly organized and existing and in good standing under the laws of the state specified in Item 9 of the Schedule and is duly licensed or qualified to do business and in good standing in every state in which the nature of its business or ownership of its property requires such licensing or qualification.
          4.2 CORPORATE CAPACITY. The execution, delivery, and performance of the Transaction Documents are within Debtor's corporate powers, have been duly authorized by all necessary and appropriate corporate and shareholder action, and are not in contravention of any law or the terms of Debtor's articles or certificate of incorporation or by-laws or any amendment thereto, or of any indenture, agreement, undertaking, or other document to which Debtor is a party or by which Debtor or any of Debtor's property is bound or affected.
         4.3 VALIDITY OF RECEIVABLES. (a) Each Receivable is genuine and enforceable in accordance with its terms and represents an undisputed and bona fide indebtedness owing to Debtor by the Account Debtor obligated thereon; (b) there are no defenses, setoffs, or counterclaims against any Receivable except as disclosed to Secured Party in writing; (c) no payment has been received on any Receivable and no Receivable is subject to any Credit or Extension or agreements therefor unless written notice specifying such payment, Credit, Extension, or agreement has been delivered to Secured Party; (d) each copy of each Invoice is a true and genuine copy of the original Invoice sent to the Account Debtor named therein and accurately evidences the transaction from which the underlying Receivable arose; and the date payment is due as stated on each such Invoice or computed based on the information set forth on each such Invoice is correct; (e) all Chattel Paper, and all promissory notes, drafts, trade acceptances, and other instruments for the payment of money relating to or evidencing each Receivable, and each indorsement thereon, are true and genuine and in all respects what they purport to be, and are the valid and binding obligation of all parties thereto; and the date or dates stated on all such items as the date on which payment in whole or in part is due is correct; (f) any Inventory described in each Invoice has been delivered to the Account Debtor named in such Invoice or placed for such delivery in the possession of a carrier not owned or controlled directly or indirectly by Debtor; (g) any evidence of the delivery or shipment of Inventory is true and genuine; (h) all services to be performed by Debtor in connection with each Receivable have been performed by Debtor; and (i) all evidence of the performance of such services by Debtor is true and genuine.
         4.4   INTENTIONALLY DELETED.
         4.5 TITLE TO COLLATERAL. (a) Debtor is the owner of the Collateral free of all security interests, liens, and other encumbrances except the Security Interest and except as described in Item 11 of the Schedule; (b) Debtor has the unconditional authority to grant the Security Interest to Secured Party; and (c) assuming that all necessary Uniform


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

Commercial Code filings have been made and, if applicable, assuming compliance with the Federal Assignment of Claims Act of 1940, as amended, Secured Party has an enforceable first lien on all Collateral, subordinate only to those security interests, liens, or encumbrances described as having priority over the Security Interest in Item 11 of the Schedule.
         4.6 NOTES RECEIVABLE. No Receivable is an Instrument, Document or Chattel Paper or is evidenced by any note, draft, trade acceptance, or other instrument for the payment of money, except such Instrument, Document, Chattel Paper, note, draft, trade acceptance, or other instrument as has been indorsed and delivered by Debtor to Secured Party and has not been presented for payment and returned uncollected for any reason; provided, however, that Debtor, Mercury Air Group, Inc. and Maytag Aircraft Corporation shall not be required to endorse or deliver to Secured Party Instruments having an aggregate outstanding balance of not more than $300,000.
         4.7 EQUIPMENT. Equipment is located, and Equipment which is a Fixture is affixed to real property, only at the address or addresses of Debtor set forth at the beginning of this Agreement, the locations specified in Item 10 of the Schedule, or such other place or places as approved by Secured Party in writing.
         4.8 PLACE OF BUSINESS. (a) Unless otherwise disclosed to Secured Party in Item 10 or Item 12 of the Schedule, Debtor is engaged in business operations which are in whole or in part carried on at the address or addresses specified at the beginning of this Agreement and at no other address or addresses; (b) if Debtor has more than one place of business, its chief executive office is at the address specified as such at the beginning of this Agreement; and (c) Debtor's records concerning the Collateral are kept at the address or addresses specified at the beginning of this Agreement or in Item 12 of the Schedule.
         4.9 FINANCIAL CONDITION. Debtor has furnished to Secured Party Debtor's most current financial statements, which statements represent correctly and fairly the results of the operations and transactions of Debtor and the Consolidated Subsidiaries as of the dates and for the period referred to, and have been prepared in accordance with generally accepted accounting principles consistently applied during each interval involved and from interval to interval. Since the date of such financial statements, there have not been any materially adverse changes in the financial condition reflected in such financial statements, except as disclosed in writing by Debtor to Secured Party.
        4.10    TAXES.  Except as disclosed in writing by Debtor to Secured
Party: (a) all federal and other tax returns required to be filed by Debtor and each Consolidated Subsidiary have been filed and all taxes required by such returns have been paid; and (b) neither Debtor nor any Consolidated Subsidiary has received any notice from the Internal Revenue Service or any other taxing authority proposing additional taxes.
        4.11 LITIGATION. Except as disclosed in writing by Debtor to Secured Party, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Debtor, threatened against Debtor or any Consolidated Subsidiary or any basis therefor which, if adversely determined, would, in any case or in the aggregate, materially adversely affect the property, assets, financial condition, or business of Debtor or any Consolidated Subsidiary or materially impair the right or ability of Debtor or any Consolidated Subsidiary to carry on its operations substantially as conducted on the date of this Agreement.
        4.12 ERISA MATTERS. (a) No Pension Plan maintained has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan; (b) the assets held under such Pension Plan are sufficient to discharge when due all obligations of such Pension Plan; (c) neither Debtor nor any Consolidated Subsidiary has withdrawn from any Pension Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal; (d) neither Debtor nor any Consolidated Subsidiary has incurred any withdrawal liability, including, without limitation, contingent withdrawal liability, to any Pension Plan pursuant to Title IV of ERISA; (e) neither Debtor nor any Consolidated Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; (f) no Reportable Event has occurred; (g) no Pension Plan or other "employee pension benefit plan" as defined in Section 3(2) of ERISA to which Debtor or any Consolidated Subsidiary is a party has an "accumulated funding deficiency" (whether or not waived) as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code;
(h) the present value of all benefits vested under any Pension Plan does not exceed the value of the assets of such Pension Plan allocable to such vested benefits; (i) each Pension Plan and each other "employee benefit plan" as defined in Section 3(3) of ERISA to which Debtor or any Consolidated Subsidiary is a party is in substantial compliance with ERISA, and no such plan or any administrator, trustee, or fiduciary thereof has engaged in a prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; (j) each Pension Plan and each other "employee benefit plan" as defined in Section 3(2) of ERISA to which Debtor or any Consolidated Subsidiary is a party has received a favorable determination by the Internal Revenue Service with respect to qualification under Section 401(a) of the Internal Revenue Code; and (k) neither Debtor nor any Consolidated Subsidiary has incurred any liability to a trustee or trust established pursuant to Section 4049 of ERISA or to a trustee appointed pursuant to Section 4042(b) or (c) of ERISA.
        4.13    ENVIRONMENTAL MATTERS.
                (a) Any Environmental Questionnaire previously provided to Secured Party was and is accurate and complete and does not omit any material fact the omission of which would make the information contained therein materially misleading.
                (b) Except as previously disclosed to Secured Party, no above ground or underground storage tanks containing Hazardous Substances (other than pesticides and fertilizer) are or have been during Debtor's occupancy or, to the best of Debtor's knowledge, have been prior to such occupancy, located on, any property owned, leased, or operated by Debtor or any Consolidated Subsidiary.
                (c) No property owned, leased, or operated by Debtor or any Consolidated Subsidiary is or has been during Debtor's occupancy or, to the best of Debtor's knowledge, has been prior to such occupancy, used for the Disposal of any Hazardous Substance, except in the ordinary course of Debtor's business and as permitted by Environmental Laws.
                (d) No Release of a Hazardous Substance has occurred during Debtor's occupancy or, to the best of Debtor's knowledge, previously occurred, or is threatened on, at, from, or near any property owned, leased, or operated by Debtor or any Consolidated Subsidiary except in the ordinary course of Debtor's business and as permitted by Environmental Laws.
                (e) Neither Debtor nor any Consolidated Subsidiary is subject to any existing, pending, or threatened suit, claim, notice of violation under any Environmental Law.
                (f) Debtor and each Consolidated Subsidiary are in compliance with, and have obtained all Environmental Permits required by, all Environmental Laws.
        4.14 VALIDITY OF TRANSACTION DOCUMENTS. The Transaction Documents constitute the legal, valid and binding obligations of Debtor and each Consolidated Subsidiary and any Third Parties thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy and insolvency laws and laws affecting creditors' rights generally.
        4.15 NO CONSENT OR FILING. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other person or entity is required in connection with the valid execution, delivery or performance of the Transaction Documents or for the conduct of Debtor's business as now conducted, other than filings and recordings to perfect security interests in or liens on the Collateral in connection with the Transaction Documents.
        4.16 NO VIOLATIONS. Neither Debtor nor any Consolidated Subsidiary is in violation of any term of its articles or certificate of incorporation or by-laws, or of any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money. Neither Debtor nor any Consolidated Subsidiary is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it or its property may be bound, resulting, or which might reasonably be expected to result, in a material and adverse effect upon its business or assets. Neither Debtor nor any Consolidated Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or of any statute, rule or regulation of any governmental authority which might reasonably be expected to result, in a material and adverse effect upon its business or assets. The execution and delivery of the Transaction Documents and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation thereof or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any properties or assets except in favor of Secured Party. There exists no fact or circumstance (whether or not disclosed in the Transaction Documents) which materially adversely affects or in the future (so far as Debtor can now foresee) may materially adversely affect the condition, business or operations of Debtor or any Consolidated Subsidiary.
        4.17 TRADEMARKS AND PATENTS. Debtor and each Consolidated Subsidiary possesses all trademarks, trademark rights, patents, patent rights, licenses, tradenames, tradename rights and copyrights that are required to conduct its business as now conducted without conflict with the rights or claimed rights of others. A list of the foregoing is set forth in Item 13 of the Schedule.
        4.18 CONTINGENT LIABILITIES. There are no suretyship agreements, guaranties, or other contingent liabilities of Debtor or any Consolidated Subsidiary which are not disclosed by the financial statements described in
Section 4.9 or Item 29 of the Schedule.
        4.19 COMPLIANCE WITH LAWS. Debtor is in compliance with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operations of the real and personal property owned or leased by it in the conduct of its business.
        4.20 LICENSES, PERMITS, ETC. Each franchise, grant, approval, authorization, license, permit, easement, consent, certificate and order of and registration, declaration, and filing with, any court, governmental body, or other person or entity required for or in connection with the conduct of Debtor's and each Consolidated Subsidiary's business as now conducted is in full force and effect, except where the failure to maintain such items would not have a material adverse effect on Debtor's business or financial condition.
        4.21 LABOR CONTRACTS. Neither Debtor nor any Consolidated Subsidiary is a party to any collective bargaining agreement or to any existing or threatened labor dispute or controversies except as set forth in Item 15 of the Schedule.
        4.22 CONSOLIDATED SUBSIDIARIES. Debtor has no Consolidated Subsidiaries other than those listed in Item 36 of the Schedule and the percentage ownership of Debtor in each such Consolidated Subsidiary is specified in such Item 36.
        4.23 AUTHORIZED SHARES. Debtor's total authorized common shares, the par value of such shares, and the number of such shares issued and outstanding, are set forth in Item 16 of the Schedule. All of such shares are of one class and have been validly issued in full compliance with all applicable federal and state laws, and are fully paid and non-assessable. No other shares of the Debtor of any class or type are authorized or outstanding.

 5.      CERTAIN DOCUMENTS TO BE DELIVERED TO SECURED PARTY.
         5.1 DOCUMENTS. Debtor shall deliver to Secured Party, all documents specified in Item 17 of the Schedule, as frequently as indicated therein or at such other times as Secured Party may request, and all other documents and information reasonably requested by Secured Party, all in form, content and detail satisfactory to Secured Party. The documents and schedules to be provided under this Section 5.1 are solely for the convenience of Secured Party in administering this Agreement and maintaining records of the Collateral. Debtor's failure to provide Secured Party with any such schedule shall not affect the Security Interest.
        5.2 INVOICES. Debtor shall cause all of its Invoices to be printed and to bear consecutive numbers and shall prepare and issue its Invoices in such consecutive numerical order. If requested by Secured Party, all copies of Invoices not previously delivered to Secured Party shall be delivered to Secured Party with each schedule of Receivables. Copies of all Invoices which are voided or canceled or which for any other reason do not evidence a Receivable shall be included in such delivery. If any Invoice or copy thereof is lost, destroyed, or otherwise unavailable, Debtor shall account in writing, in form satisfactory to Secured Party, for such missing Invoice.
       5.3 CHATTEL PAPER. The original of each item of Chattel Paper evidencing a Receivable shall be delivered to Secured Party with the schedule listing the Receivable which it evidences, together with an assignment in form and content satisfactory to Secured Party of such Chattel Paper by Debtor to the Secured Party.
6. COLLECTIONS. Upon Secured Party's request, all Proceeds of Collateral received by Debtor, including, without limitation, payments on Receivables, shall be held by Debtor in trust for Secured Party, shall not be commingled with any assets of Debtor, and shall be immediately delivered to Secured Party. If Secured Party elects, Debtor shall establish the Marine Payment Account wherein Debtor shall deposit all Proceeds of Collateral and shall, on the day of each such deposit, forward to Secured Party a copy of the deposit receipt of the depository bank indicating that such deposit has been made. Upon receipt of Proceeds of Collateral, Secured Party shall apply such Proceeds directly to the Indebtedness in the manner provided in Section 7.5. Checks drawn on the Marine Payment Account and all any part of the balance of the Marine Payment Account shall be applied from time to time to the Indebtedness in the manner provided in
Section 7.5.
7.     PAYMENT OF PRINCIPAL, INTEREST, FEES, AND COSTS AND EXPENSES.
       7.1 PROMISE TO PAY PRINCIPAL. Debtor promises to pay to Secured Party the outstanding principal of Advances, in full upon termination of this Agreement pursuant to Section 13.13, or acceleration of the time for payment of the Indebtedness, pursuant to Section 11.2. Whenever the outstanding principal balance of Advances exceeds the Borrowing Capacity, Debtor shall immediately pay to Secured Party the excess of the outstanding principal balance of Advances over the Borrowing Capacity.
       7.2      PROMISE TO PAY INTEREST.
                (a) Debtor promises to pay to Secured Party, interest on the principal of Advances from time to time unpaid at the fluctuating per annum rate specified in Item 18 of the Schedule. From the date of the occurrence of, and during the continuance of, an Event of Default, Debtor, as additional compensation to Secured Party for its increased credit risk promises to pay interest on (i) the principal of Advances, whether or not past due; and (ii) past due interest and any other amount past due under the Transaction Documents, at a per annum rate of 3% greater than the rate of interest specified in Item 18 of the Schedule.
                (b) Interest shall be paid (i) on the first day of each month in arrears, (ii) on termination of this Agreement, pursuant to Section 13.13, (iii) on acceleration of the time for payment of the Indebtedness, pursuant to Section 11.2, and (iv) on the date the Indebtedness is paid in full.
                (c) Any change in the interest rate resulting from a change in the Prime Rate shall take effect simultaneously with such change in the Prime Rate. Interest shall be computed on the daily unpaid principal balance of Advances. Interest shall be calculate for each calendar year at 1/360th of the applicable per annum rate which will result in an effective per annum rate higher than that specified in Item 18 of the Schedule. In no event shall the rate of interest exceed the maximum rate permitted by applicable law. If Debtor pays to Secured Party interest in excess of the amount permitted by applicable law, such excess shall be applied in reduction of the principal of Advances made pursuant to this Agreement, and any remaining excess interest, after application thereof to the principal of Advances, shall be refunded to Debtor.
       7.3 PROMISE TO PAY FEES. Debtor promises to pay to Secured Party any fees specified in Item 19 of the Schedule on the applicable due dates also specified in Item 19 of the Schedule.
       7.4      PROMISE TO PAY COSTS AND EXPENSES.
                (a) Debtor agrees to pay to Secured Party, on demand, all reasonable costs and expenses as provided in this Agreement, and all costs and expenses incurred by Secured Party from time to time in connection with this Agreement, including, without limitation, those incurred in: (i) preparing, negotiating, amending, waiving or granting consent with respect to the terms of any or all of the Transaction Documents; (ii) enforcing the Transaction Documents; (iii) performing, pursuant to Section 13.2, Debtor's duties under the Transaction Documents upon Debtor's failure to perform them; (iv) filing financing statements, assignments, or other documents relating to the Collateral, (e.g., filing fees, recording taxes, and documentary stamp taxes);
(v) maintaining the Marine Payment Account; (vi) administering the Transaction Documents, including any bank fees such as returned check and wire transfer fees, but not ordinary general and administrative expenses; (vii) compromising, pursuing, or defending any controversy, action, or proceeding resulting, directly or indirectly, from Secured Party's relationship with Debtor, regardless of whether Debtor is a party to such controversy, action, or proceeding and of whether the controversy, action, or proceeding occurs before or after the Indebtedness has been paid in full; (viii) realizing upon or protecting any Collateral; (ix) enforcing or collecting any Indebtedness or guaranty thereof; (x) employing collection agencies or other agents to collect any or all of the Receivables; (xi) examining Debtor's books and records or inspecting the Collateral, including, without limitation, the reasonable costs of examinations and inspections conducted by third parties, provided that nothing herein shall limit Secured Party's right to audit, examination, inspection, or other fees otherwise payable under Section 7.3 and (xii) obtaining independent appraisals from time to time as reasonably deemed necessary or appropriate by Secured Party.
                (b) Without limiting Section 7.4(a), Debtor also agrees to pay to Secured Party, on demand, the actual reasonable fees and disbursements incurred by Secured Party for attorneys retained by Secured Party for advice, suit, appeal, or insolvency or other proceedings under the Federal Bankruptcy Code or otherwise, or in connection with any purpose specified in Section 7.4(a).
       7.5 METHOD OF PAYMENT OF PRINCIPAL, INTEREST, FEES, AND COSTS AND EXPENSES. Without limiting Debtor's obligation pursuant to Sections 7.1, 7.2., 7.3, and 7.4 to pay the principal of Advances, interest, fees, and costs and expenses, the following provisions shall apply to the payment thereof:
                (a) Payment of Principal. Debtor authorizes Secured Party to apply any Proceeds of Collateral, including, without limitation, payments on Receivables and any funds in the Marine Payment Account, to the unpaid principal of Advances.
                (b) Payment of Interest, Fees, and Costs and Expenses. Without limiting Debtor's obligation to pay accrued interest, fees, costs and expenses, Debtor authorizes Secured Party in its sole discretion to (provided, however, Secured Party shall have no obligation to): (i) make an Advance to pay for such items; or (ii) apply Proceeds of Collateral, including, without limitation, payments on Receivables and any funds in the Marine Payment Account, to the payment of such items.
                (c) Notwithstanding any other provision of this Agreement, Secured Party, in its sole discretion, shall determine the manner and amount of application of payments and credits and Proceeds of Collateral, if any, to be made on all or any part of any component or components of the Indebtedness, whether principal, interest, fees, costs and expenses, or otherwise.
       7.6 COMPUTATION OF DAILY OUTSTANDING BALANCE. For the purpose of calculating the aggregate principal balance of outstanding Advances under
Section 2.1, Advances shall be deemed to be paid on the date that checks drawn on or other funds received from the Marine Payment Account are applied by Secured Party to Advances, and on the date any other payments on Receivables or other payments from sales or leases of Inventory to be so applied have been processed for collection by Secured Party. Notwithstanding any other provision of this Agreement, if any Item presented for collection by Secured Party is not honored, Secured Party may reverse any provisional credit which has been given for the Item and make appropriate adjustments to the amount of interest and principal due.
       7.7 ACCOUNT STATED. Debtor agrees that each monthly or other statement of account mailed or delivered by Secured Party to Debtor pertaining to the outstanding balance of Advances, the amount of interest due thereon, fees, and costs and expenses shall be final, conclusive, and binding on Debtor and shall constitute an "account stated" with respect to the matters contained therein unless, within thirty (30) calendar days from when such statement is mailed or, if not mailed, delivered to Debtor, Debtor shall deliver to Secured Party written notice of any objections which it may have as to such statement of account, and in such event, only the items to which objection is expressly made in such notice shall be considered to be disputed by Debtor. Secured Party shall use reasonable care in the preparation of such statements.
8.     PROCEDURES AFTER SCHEDULING RECEIVABLES.
       8.1      INTENTIONALLY DELETED.
       8.2      CREDITS AND EXTENSIONS.
                (a) Granting of Credits and Extensions. Debtor may grant such Credits and such Extensions as are ordinary in the usual course of Debtor's business without the prior consent of Secured Party; provided, however, that any such Extension shall not extend the time for payment beyond thirty (30) days after the original due date as shown on the Invoice evidencing the related Receivable, or as computed based on the information set forth on such Invoice.
                (b) Accounting for Credits and Extensions. Debtor shall make a full accounting of each grant of a Credit or an Extension, including a brief description of the reasons therefor and a copy of all credit memoranda. Such accountings shall be in form satisfactory to Secured Party and shall be delivered to Secured Party daily or at such other intervals as may be specified in Item 17 of the Schedule. All credit memoranda issued by Debtor shall be numbered consecutively and copies of the same, when delivered to Secured Party, shall be in numerical order and accounted for in the same manner as provided in
Section 5.2 with respect to Invoices.
                (c) Adjustment to Receivables Borrowing Base. The Receivables Borrowing Base will be reduced by the amount of all Credits reflected in an accounting required by Section 8.2(b) and may, in the

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

reasonable discretion of Secured Party, be reduced by the full amount of any Receivables for which Extensions were granted.
       8.3 RETURNED INSTRUMENTS. In the event that any check or other instrument received in payment of a Receivable shall be returned uncollected for any reason, Secured Party shall again forward the same for collection or return the same to Debtor. Upon receipt of a returned check or instrument by Debtor, Debtor shall immediately make the necessary entries on its books and records to reinstate the Receivable as outstanding and unpaid and immediately notify Secured Party of such entries. All Receivables of an Account Debtor with respect to which such check or instrument was received shall thereupon become Ineligible Receivables.
       8.4      DEBIT MEMORANDA.
                (a) Unless Secured Party otherwise notifies Debtor in writing, Debtor shall deliver at least weekly to Secured Party, together with the schedule of Receivables provided for in Item 17 on the Schedule, copies of all debit memoranda issued by Debtor since the last such debit memoranda delivered to Secured Party.
                (b) All debit memoranda issued by Debtor shall be numbered consecutively and copies of the same, when delivered to Secured Party, shall be in numerical order and accounted for in the same manner as provided in Section
5.2 with respect to Invoices.
       8.5 NOTES RECEIVABLE. Debtor shall not accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Receivable without the prior written consent of Secured Party. If Secured Party in its reasonable judgment, consents to the acceptance of any such note or instrument, the same shall be considered as evidence of the Receivable giving rise to such note or instrument, shall be subject to the Security Interest, and shall not constitute payment of such Receivable, and Debtor shall forthwith indorse such note or instrument to the order of Secured Party and deliver the same to Secured Party, together with the Schedule listing the Receivables which it evidences. Upon collection, the proceeds of such note or instrument may be applied directly to unpaid Advances, interest, and costs and expenses as provided in Section 7.5.
9. AFFIRMATIVE COVENANTS. So long as any part of the Indebtedness remains unpaid or this Agreement remains in effect, Debtor shall comply with the covenants contained in Item 21 of the Schedule or elsewhere in this Agreement, and with the covenants listed below:
       9.1 FINANCIAL STATEMENTS. Debtor shall furnish or have furnished, as applicable, to Secured Party:
                (a) Within ninety (90) days after the end of each fiscal year, audited consolidated and consolidating financial statements of Mercury Air Group, Inc. ("Mercury") and each Consolidated Subsidiary of Mercury as of the end of such year, fairly presenting Mercury's and each of its Consolidated Subsidiaries' financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, cash flow covering the period of Mercury's immediately preceding fiscal year, and which shall be prepared by independent certified public accountants satisfactory to Secured Party.
                (b) Within thirty (30) days after the end of each month, consolidated and consolidating financial statements of Mercury and each Consolidated Subsidiary of Mercury as of the end of such month fairly presenting Mercury's and its Consolidated Subsidiaries' financial position, which statements shall consist of a balance sheet and related statements of income and retained earnings covering the period from the end of the immediately preceding fiscal year to the end of such month, all in such detail as Secured Party may request signed and certified to be correct by the president or chief financial officer of Mercury or other financial officer satisfactory to Secured Party in the form of Exhibit A attached hereto and made a part hereof.
                (c) Promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which Mercury sends to its shareholders, and copies of any and all periodic and special reports and registration statements which Debtor files with the Securities and Exchange Commission.
                (d) Such additional information as Secured Party may from time to time reasonably request regarding the financial and business affairs of Debtor or any Consolidated Subsidiary.
       9.2 GOVERNMENT AND OTHER SPECIAL RECEIVABLES. Debtor shall promptly notify Secured Party in writing of the existence of any Receivable as to which the perfection, enforceability, or validity of Secured Party's Security Interest in such Receivable, or Secured Party's right or ability to obtain direct payment to Secured Party of the Proceeds of such Receivable, is governed by any federal or state statutory requirements other than those of the Uniform Commercial Code, including, without limitation, any Receivable subject to the Federal Assignment of Claims Act of 1940, as amended.
       9.3 TERMS OF SALE. The terms on which sales or leases giving rise to Receivables are made shall be as specified in Items 3 and 25 of the Schedule.
       9.4 BOOKS AND RECORDS. Debtor shall maintain, at its own cost and expense, accurate and complete books and records with respect to the Collateral, in form reasonably satisfactory to Secured Party, and including, without limitation, records of all payments received and all Credits and Extensions granted with respect to the Receivables, of the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory, and of all other dealings affecting the Collateral. Debtor shall deliver such books and records to Secured Party or its representative on request. At Secured Party's request, Debtor shall mark all or any records to indicate the Security Interest. Debtor shall further indicate the Security Interest on all financial statements issued by it or shall cause the Security Interest to be so indicated by its accountants. The Marine Payment Account, if any, is not an asset of Debtor and shall not be shown as an asset of Debtor in such books and records or in such financial statements, except to the extent the funds therein exceed the Indebtedness.
       9.5      INTENTIONALLY DELETED.
       9.6 EXAMINATIONS. Debtor shall at all reasonable times and from time to time permit Secured Party or its agents upon request to inspect the Collateral and to examine and make extracts from or copies of any of Debtor's books, ledgers, reports, correspondence, and other records.
       9.7 VERIFICATION OF COLLATERAL. Secured Party shall have the right to verify all or any Collateral in any manner and through any medium Secured Party may reasonably consider appropriate and Debtor agrees to furnish all reasonable assistance and reasonable information and perform any acts which Secured Party may reasonably require in connection therewith.
       9.8 RESPONSIBLE PARTIES. Debtor shall notify Secured Party of the occurrence of any event specified in Section 1.1(v)(iv) with respect to any Responsible Party promptly after receiving notice thereof.
       9.9 TAXES. Debtor shall promptly pay and discharge all of its taxes, assessments, and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of such taxes, assessments, and other governmental charges, make all required withholding and other tax deposits, and, upon request, provide Secured Party with receipts or other proof that such taxes, assessments, and other governmental charges have been paid in a timely fashion; provided, however, that nothing contained herein shall require the payment of any tax, assessment, or other governmental charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted and adequate reserves for the payment thereof have been established.
     9.10       LITIGATION.
                (a) Debtor shall promptly notify Secured Party in writing of any litigation, proceeding, or counterclaim against, or of any investigation of, Debtor or any Consolidated Subsidiary if: (i) the outcome of such litigation, proceeding, counterclaim, or investigation may materially and adversely affect the finances or operations of Debtor or any Consolidated Subsidiary or title to, or the value of, any Collateral; or (ii) such litigation, proceeding, counterclaim, or investigation questions the validity of any Transaction Document or any action taken or to be taken pursuant to any Transaction Document.
                (b) Debtor shall furnish to Secured Party such information regarding any such litigation, proceeding, counterclaim, or investigation as Secured Party shall request.
      9.11      INSURANCE.
                (a) Debtor shall at all times carry and maintain in full force and effect such insurance as Secured Party may reasonably from time to time require, in coverage, form, and amount, and issued by insurers, satisfactory to Debtor and Secured Party, including, without limitation: workers' compensation or similar insurance; public liability insurance; and insurance against such other risks as are usually insured against by business entities of established reputation engaged in the same or similar businesses as Debtor and similarly situated. The insurance presently maintained by Debtor is satisfactory to Secured Party; however, Secured Party reserves the right, in the exercise of its reasonable credit judgment, to require additional or other insurance in light of new or different circumstances from those presently known to Secured Party.
                (b) Debtor shall deliver to Secured Party the policies of insurance required by Secured Party, with appropriate endorsements designating Secured Party as an additional insured mortgagee and loss payee as requested by Secured Party. Each policy of insurance shall provide that if such policy is canceled for any reason whatsoever, if any substantial change is made in the coverage which affects Secured Party, or if such policy is allowed to lapse for nonpayment of premium, such cancellation, change, or lapse shall not be effective as to Secured Party until thirty (30) days after receipt by Secured Party of written notice thereof from the insurer issuing such policy.
      9.12      GOOD STANDING; BUSINESS.
                (a) Debtor shall take all necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business or ownership of its property requires such qualification except where the failure to maintain such qualification would not have a material adverse effect on the Debtor's business or financial condition.
                (b) Debtor shall engage only in the same or similar business conducted by it on the date of this Agreement.
      9.13 PENSION REPORTS. Upon the occurrence of any Pension Event, Debtor shall furnish to Secured Party, as soon as possible and in any event within thirty (30) days after Debtor knows or has reason to know of such occurrence, the statement of the president or chief financial officer of Debtor setting forth the details of such Pension Event and the action which Debtor proposes to take with respect thereto.
      9.14 NOTICE OF NON-COMPLIANCE. Debtor shall notify Secured Party in writing of any failure by Debtor or any Third Party to comply with any provision of any Transaction Document immediately upon learning of such non-compliance, or if any representation or warranty contained in any Transaction Document is no longer true.
      9.15      COMPLIANCE WITH ENVIRONMENTAL LAWS.
                (a)     Debtor shall comply with all Environmental Laws.
                (b) Debtor shall, at Secured Party's request, provide, at Debtor's expense, updated Environmental Questionnaires, concerning any property owned, leased, or operated by Debtor or any Consolidated Subsidiary.



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

                (c) Debtor shall deliver promptly to Secured Party (i) copies of any documents received from the United States Environmental Protection Agency or any state, county, or municipal environmental or health agency concerning Debtor's or any Consolidated Subsidiary's violation of any Environmental Law; and (ii) copies of any documents submitted by Debtor or any Consolidated Subsidiary to the United States Environmental Protection Agency or any state, county, or municipal environmental or health agency concerning its violation of any Environmental Law.
                (d) Debtor shall conduct its operations in compliance with the provisions of all federal, state, and local laws, ordinances, rules, regulations, and orders applicable to any natural or environmental resource or media located on, above, within, or in the vicinity of, related to, or affected by, any real property.
      9.16 DEFEND COLLATERAL. Debtor shall defend the Collateral against the claims and demands of all other parties (other than Secured Party) including, without limitation, defenses, setoffs, and counterclaims asserted by any Account Debtor against Debtor or Secured Party; provided, however, that nothing herein shall restrict the ability of Debtor to handle, compromise, settle or concede any dispute or claim as Debtor may deem reasonable.
      9.17 USE OF PROCEEDS. Debtor shall use the proceeds of Advances solely for Debtor's working capital and for such other legal and proper corporate purposes as are consistent with all applicable laws, Debtor's articles or certificate of incorporation and by-laws, resolutions of Debtor's Board of Directors, and the terms of this Agreement.
      9.18 COMPLIANCE WITH LAWS. Debtor shall comply with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operations of the real and personal property owned or leased by it in the conduct of its business, except where the failure to so comply would not have a material adverse effect on the business or financial condition of Debtor.
      9.19 MAINTENANCE OF PROPERTY. Debtor shall maintain its material property including, without limitation, the Collateral, in good condition and repair, subject to ordinary course of business wear and tear, and shall prevent waste.
      9.20 LICENSES, PERMITS, ETC. Debtor shall maintain all of its franchises, grants, authorizations, licenses, permits, easements, consents, certificates, and orders, if any, in full force and effect until their respective expiration dates.
      9.21 TRADEMARKS AND PATENTS. Debtor shall maintain all of its trademarks, trademark rights, patents, patent rights, licenses, permits, tradenames, tradename rights, and approvals, if any, in full force and effect until their respective expiration dates, except where the failure to maintain such items would not have a material adverse effect on the business or financial condition of Debtor.
      9.22 ERISA. Debtor shall comply with the provisions of ERISA and the Internal Revenue Code with respect to each Pension Plan.
      9.23 MAINTENANCE OF OWNERSHIP. Debtor shall at all times maintain ownership of the percentages of issued and outstanding capital stock of each Consolidated Subsidiary set forth in Item 36 of the Schedule and notify Secured Party in writing prior to the incorporation of any new Consolidated Subsidiary.
     9.24 ACTIVITIES OF CONSOLIDATED SUBSIDIARIES. Unless the provisions of this Section 9.24 are expressly waived by Secured Party in writing, Debtor shall cause each Consolidated Subsidiary to comply with Sections 9.1(b), 9.9, 9.11(a), 9.12, 9.15 and 9.18 through 9.22, inclusive, and any of the provisions contained in Item 21 of the Schedule, and shall cause each Consolidated Subsidiary to refrain from doing any of the acts proscribed by Sections 10.2, 10.3, and 10.5 through 10.14, inclusive, or proscribed by any of the provisions contained in Item 21 of the Schedule.
10. NEGATIVE COVENANTS. So long as any part of the Indebtedness remains unpaid or this Agreement remains in effect, Mercury and its Consolidated Subsidiaries, without the written consent of Secured Party, which consent shall not be unreasonably withheld, shall not violate any covenant contained in Item 21 of the Schedule and shall not:
     10.1 LOCATION OF INVENTORY, EQUIPMENT AND BUSINESS RECORDS. Move the Inventory, Equipment or the records concerning the Collateral from the location where they are kept as specified in Items 10 and 12 of the Schedule.
     10.2 BORROWED MONEY. Create, incur, assume, or suffer to exist any liability for borrowed money, except to Secured Party and except as may be specified in Item 27 of the Schedule.
     10.3 SECURITY INTEREST AND OTHER ENCUMBRANCES. Create, incur, assume, or suffer to exist any mortgage, security interest, lien, or other encumbrance upon any of its properties or assets, whether now owned or hereafter acquired, except mortgages, security interests, liens, and encumbrances (a) in favor of Secured Party and (b) as may be specified in Item 11 of the Schedule.
     10.4 STORING AND USE OF THE COLLATERAL. Place the Collateral in any warehouse which may issue a negotiable Document with respect thereto or use the Collateral in violation of any provision of the Transaction Documents, of any applicable statute, regulation, or ordinance, or of any policy insuring the Collateral.
     10.5 MERGERS, CONSOLIDATIONS, OR SALES. (a) Merge or consolidate with or into any corporation; (b) enter into any joint venture or partnership with any person, firm, or corporation; (c) convey, lease, or sell all or any material portion of its property or assets or business to any other person, firm, or corporation except for the sale of Inventory in the ordinary course of its business and in accordance with the terms of this Agreement; or (d) convey, lease, or sell any of its assets to any person, firm, or corporation for less than the fair market value thereof.
     10.6 CAPITAL STOCK. Purchase or retire any of its capital stock or issue any capital stock, except pro rata to its present stockholders, or otherwise change the capital structure of Debtor or change the relative rights, preferences or limitations relating to any of its capital stock.
     10.7 DIVIDENDS OR DISTRIBUTIONS. Pay or declare any cash or other dividends or distributions on any of its corporate stock, except that stock dividends may be paid, and except that a Consolidated Subsidiary may pay dividends of any kind to Debtor and so long as no Event of Default shall have occurred and is continuing, Debtor may pay lawful, cash dividends to Mercury.
     10.8 INVESTMENTS AND ADVANCES. Make any investment in or advances to any other person, firm, or corporation, except (a) advance payments or deposits against purchases made in the ordinary course of Debtor's regular business; (b) direct obligations of the United States of America; (c) any existing investments in, or existing advances to, the Consolidated Subsidiaries; or (d) any investments or advances that may be specified in Item 28 of the Schedule.
     10.9 GUARANTIES. Become a guarantor, a surety, or otherwise liable for the debts or other obligations of any other person, firm, or corporation, whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies, or services (or by way of stock purchase, capital contribution, advance, or loan) for the purpose of paying or discharging indebtedness, or otherwise, except in favor of Secured Party, except as an indorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business and except as may be specified in Item 29 of the Schedule.
      10.10     INTENTIONALLY DELETED.
      10.11 CAPITAL EXPENDITURES. Together with Mercury and its other Consolidated Subsidiaries make or incur any capital expenditures in any one fiscal year in an aggregate amount in excess of the amount, if any, specified in
Item 31 of the Schedule.
      10.12     INTENTIONALLY DELETED.
      10.13     NAME CHANGE.  Change its name without giving at least thirty
(30) days prior written notice of its proposed new name to Secured Party, together with delivery to Secured Party of UCC-1 Financing Statements reflecting Debtor's new name, all in form and substance satisfactory to Secured Party.
      10.14 DISPOSITION OF COLLATERAL. Sell, assign, or otherwise transfer, dispose of or encumber the Collateral or any interest therein, or grant a security interest therein or license thereof, except to Secured Party and except the sale or lease of Inventory and obsolete Equipment in the ordinary course of business of Debtor and in accordance with the terms of this Agreement.
      10.15 FINANCIAL COVENANTS. Fail to comply with the financial covenants set forth in Item 26 of the Schedule.
11.  EVENTS OF DEFAULT.
       11.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an event of default (individually, an Event of Default and, collectively, Events of Default):
                (a) Nonpayment. Nonpayment when due of any principal, interest, premium, fee, cost, or expense due under the Transaction Documents.
                (b) Negative Covenants. Default in the observance of any of the covenants or agreements of Debtor contained in Article 10.
                (c) Article 6. Default in the observance of any of the covenants or agreements of Debtor contained in Article 6.
                (d) Other Covenants. Default in the observance of any of the covenants or agreements of Debtor contained in the Transaction Documents, other than in Article 11 or Sections 7.1, 7.2, 7.3 or 7.4 or in any other agreement with Secured Party which is not remedied within the earlier of ten
(10) days after (i) notice thereof by Secured Party to Debtor, or (ii) the date Debtor was required to give notice to Secured Party under Section 9.14.
                (e) Cessation of Business or Voluntary Insolvency Proceedings. The (i) cessation of operations of Debtor's business as conducted on the date of this Agreement in any material respect; (ii) filing by Debtor of a petition or request for liquidation reorganization, arrangement, adjudication as a bankrupt, relief as a debtor, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction now or hereafter in effect; (iii) making by Debtor of a general assignment for the benefit of creditors; (iv) consent by the Debtor to the appointment of a receiver or trustee, including, without limitation, a "custodian" as defined in the Federal Bankruptcy Code for Debtor or any of Debtor's assets; (v) making of any, or sending of any notice of any intended, bulk sale by Debtor; or (vi) execution by Debtor of a consent to any other type of insolvency proceeding (under the Federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, Debtor.
                (f) Involuntary Insolvency Proceedings. (i) The appointment of a receiver, trustee, custodian, or officer performing similar functions, including, without limitation, a "custodian" as defined in the Federal Bankruptcy Code, for Debtor or any of Debtor's assets; or the filing against Debtor of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction now or hereafter in effect; or of any other type of insolvency proceeding (under the Federal Bankruptcy Code


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

or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Debtor shall be instituted against Debtor and (ii) such appointment shall not be vacated or such petition or proceeding shall not be dismissed within sixty (60) days after such appointment, filing, or institution.
                (g) Other Indebtedness and Agreements. Failure by Debtor to pay when due (or, if permitted by the terms of any applicable documentation, within any applicable grace period) any indebtedness owing by Debtor to Secured Party or any other person or entity (other than the Indebtedness incurred pursuant to this Agreement and including, without limitation indebtedness evidencing a deferred purchase price), whether such indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or failure by the Debtor to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument (other than a Transaction Document) evidencing or securing or relating to any indebtedness owing by Debtor when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such indebtedness, unless Debtor is contesting such matter in good faith with appropriate proceedings and reserves.
                (h) Judgments. Any judgment or judgments against Mercury and its Consolidated Subsidiaries in excess of an aggregate amount of $250,000 (other than any judgment which is fully insured) shall remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of forty-five
(45) days.
                (i) Pension Default. Any Reportable Event which Secured Party shall determine in good faith constitutes grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan shall occur and shall continue thirty (30) days after written notice thereof to Debtor by Secured Party; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan; or any Pension Plan shall be terminated; or Debtor or any Consolidated Subsidiary shall withdraw from a Pension Plan in a complete withdrawal or a partial withdrawal; or there shall arise vested unfunded liabilities under any Pension Plan that, in the good faith opinion of Secured Party, have or will or might have a material adverse effect on the finances or operations of Debtor; or Debtor or any Consolidated Subsidiary shall fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement or which is required to meet statutory minimum funding standards.
                (j) Collateral; Impairment. There shall occur with respect to the Collateral any (i) misappropriation, conversion, diversion, or fraud,
(ii) levy, seizure, or attachment, or (iii) material loss, theft, or damage, in each case, if such event has a material adverse effect on the Debtor's business or financial condition.
                (k) Cross Default. There shall occur an "Event of Default" as defined in those two (2) certain Loan and Security Agreements dated as of December 6, 1989, as amended, between Secured Party and Mercury or Maytag Aircraft Corporation, respectively.
                (l) Third Party Default. There shall occur with respect to any Third Party, including, without limitation, any guarantor (i) any event described in Section 11.1(d), 11.1(e), 11.1(f) or 11.1(g), (ii) any pension default event such as described in Section 11.1(h) with respect to any pension plan maintained by such Third Party, or (iii) any failure by Third Party to perform in accordance with the terms of any agreement between such Third Party and Secured Party.
                (m) Representations. Any certificate, statement, representation, warranty, or financial statement furnished by or on behalf of Debtor or any Third Party pursuant to or in connection with this Agreement (including, without limitation, representations and warranties contained herein) or as an inducement to Secured Party to enter into this Agreement or any other lending agreement with Debtor shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified or to have omitted any substantial contingent or unliquidated liability or material claim against Debtor or any such Third Party, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate which shall not have been disclosed in writing to Secured Party at or prior to the time of such execution.
                (n) Challenge to Validity. Debtor or any Third Party commences any action or proceeding to contest the validity or enforceability of any Transaction Document, or any lien or security interest granted or obligations evidenced by any Transaction Document.
                (o) Death or Incapacity; Termination. Any Third Party dies or becomes incapacitated, or terminates or attempts to terminate, in accordance with its terms or otherwise, any guaranty or other Transaction Document executed by such Third Party.
                (p) Change of Ownership. If all or a controlling interest of the capital stock of Debtor shall be sold, assigned, or otherwise transferred or if a security interest or other encumbrance shall be granted or otherwise acquired therein or with respect thereto.
       11.2     EFFECTS OF AN EVENT OF DEFAULT.
                (a) Upon the happening of one or more Events of Default (except an Event of Default under either Section 11.1(d) or 11.1(e), Secured Party may declare any obligations it may have hereunder to be canceled and the principal of the Indebtedness then outstanding to be immediately due and payable, together with all interest thereon and costs and expenses accruing under the Transaction Documents. Upon such declaration, any obligations Secured Party may have hereunder shall be immediately canceled and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand or further notice of any kind to Debtor.
                (b) Upon the happening of one or more Events of Default under Section 11.1(d) or 11.1(e), Secured Party's obligations hereunder shall be canceled immediately, automatically, and without notice, and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Debtor.
12.  SECURED PARTY'S RIGHTS AND REMEDIES.
      12.1 GENERALLY. Secured Party's rights and remedies with respect to the Collateral, in addition to those rights granted herein and in any other agreement between Debtor and Secured Party now or hereafter in effect, shall be those of a secured party under the Uniform Commercial Code as in effect in the State and under any other applicable law.
      12.2 NOTIFICATION OF ACCOUNT DEBTORS. At any time during the continuance of an Event of Default, Secured Party may, at any time and from time to time, notify any or all Account Debtors of the Security Interest and may direct such Account Debtors to make all payments on Receivables directly to Secured Party.
      12.3 POSSESSION OF COLLATERAL. Whenever Secured Party may take possession of the Collateral pursuant to Section 12.1, Secured Party may take possession of the Collateral on Debtor's premises or may remove the Collateral or any part thereof to such other places as the Secured Party may in its sole discretion determine to be commercially reasonable. If requested by Secured Party, Debtor shall assemble the Collateral and deliver it to Secured Party at such place as may be designated by Secured Party.
      12.4 COLLECTION OF RECEIVABLES. At any time during the continuance of an Event of Default, Secured Party may demand, collect, and sue for all monies and Proceeds due or to become due on the Receivables (in either Debtor's or Secured Party's name at the latter's option) with the right to enforce, compromise, settle, or discharge any or all Receivables. If Secured Party takes any action contemplated by this Section with respect to any Receivable, Debtor shall not exercise any right that Debtor would otherwise have had to take such action with respect to such Receivable.
      12.5 INDORSEMENT OF CHECKS; DEBTOR'S MAIL. Debtor hereby irrevocably appoints Secured Party the Debtor's agent with full power, in the same manner, to the same extent, and with the same effect as if Debtor were to do the same: to indorse Debtor's name on any Instruments or Documents pertaining to any Collateral, or, at any time during the continuance of an Event of Default, or upon Secured Party's reasonable belief that Debtor has committed fraud or has failed to remit collections on Receivables or other Proceeds of Collateral to Secured Party as required hereunder, to receive and collect all mail addressed to Debtor, direct the place of delivery of such mail to any location designated by Secured Party, open such mail, remove all contents therefrom and retain all contents thereof constituting or relating to the Collateral. This agency is unconditional and shall not terminate until all of the Indebtedness is paid in full and this Agreement has been terminated. Secured Party agrees to give Debtor notice in the event it exercises this agency, except with respect to the indorsement of Debtor's name on any instruments or documents pertaining to any Collateral.
      12.6 LICENSE TO USE PATENTS, TRADEMARKS, AND TRADENAMES. Debtor grants to Secured Party a royalty-free license to use any and all patents, trademarks, and tradenames now or hereafter owned by, or licensed to, Debtor for the purposes of manufacturing and disposing of Inventory after the occurrence of an Event of Default. All Inventory shall at least meet quality standards maintained by Debtor prior to such Event of Default.
13.   MISCELLANEOUS.
      13.1 PERFECTING THE SECURITY INTEREST; PROTECTING THE COLLATERAL. Debtor hereby authorizes Secured Party to file such financing statements relating to the Collateral without Debtor's signature thereon as Secured Party may deem appropriate, and appoints Secured Party as Debtor's attorney-in-fact (without requiring Secured Party) to execute any such financing statement or statements in Debtor's name and to perform all other acts which Secured Party deems appropriate to perfect and continue the Security Interest and to protect, preserve, and realize upon the Collateral.
      13.2 PERFORMANCE OF DEBTOR'S DUTIES. Upon Debtor's failure to perform any of its duties under the Transaction Documents, including, without limitation, the duty to obtain insurance as specified in Section 9.11, Secured Party may, but shall not be obligated to, perform any or all such duties following written notice to Debtor or during the continuance of an Event of Default.
      13.3 NOTICE OF SALE. Without in any way requiring notice to be given in the following manner, Debtor agrees that any notice by Secured Party of sale, disposition, or other intended action hereunder or in connection herewith, whether required by the Uniform Commercial Code as in effect in the State or otherwise, shall constitute reasonable notice to Debtor if such notice is mailed by regular or certified mail, postage prepaid, at least five (5) days prior to such action, to Debtor's address or addresses specified above or to any other address which Debtor has specified in writing to Secured Party as the address to which notices hereunder shall be given to Debtor.
      13.4 WAIVER BY SECURED PARTY. No course of dealing between Debtor and Secured Party and no delay or omission by Secured Party in exercising any right or remedy under the Transaction Documents or with respect to any Indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of

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any other right or remedy.  All rights and remedies of Secured Party are cumulative.

       13.5 WAIVER BY DEBTOR. Secured Party shall have no obligation to take, and Debtor shall have the sole responsibility for taking, any and all steps to preserve rights against any and all Account Debtors and against any and all prior parties to any note, Chattel Paper, draft, trade acceptance, or other instrument for the payment of money covered by the Security Interest whether or not in Secured Party's possession. Secured Party shall not be responsible to Debtor for loss or damage resulting from Secured Party's failure to enforce any Receivables or to collect any moneys due or to become due thereunder or other Proceeds constituting Collateral hereunder, unless such loss or damage results from Secured Party's gross negligence or wilfull misconduct. Debtor waives protest of any note, check, draft, trade acceptance, or other instrument for the payment of money constituting Collateral at any time held by Secured Party on which Debtor is in any way liable and waives notice of any other action taken by Secured Party, including, without limitation, notice of Secured Party's intent to accelerate the Indebtedness or any part thereof.
       13.6 SETOFF. Without limiting any other right of Secured Party, whenever Secured Party has the right to declare any Indebtedness to be immediately due and payable (whether or not it has so declared), Secured Party at its sole election may setoff against the Indebtedness any and all monies then or thereafter owed to Debtor by Secured Party in any capacity, whether or not the Indebtedness or the obligation to pay such monies owed by Secured Party is then due, and Secured Party shall be deemed to have exercised such right of setoff immediately at the time of such election even though any charge therefor is made or entered on Secured Party's records subsequent thereto.
       13.7 ASSIGNMENT. The rights and benefits of Secured Party hereunder shall, if Secured Party so agrees, inure to any party acquiring any interest in the Indebtedness or any part thereof.
       13.8 SUCCESSORS AND ASSIGNS. Secured Party and Debtor as used herein shall include the successors or assigns of those parties, except that Debtor shall not have the right to assign its rights hereunder or any interest herein.
       13.9 MODIFICATION. No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except as may be provided in Item 38 of the Schedule or by a written agreement signed by Debtor and a duly authorized officer of Secured Party.
      13.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by Secured Party and Debtor on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Agreement.
      13.11 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records to be kept in connection with the provisions of this Agreement, shall be in accordance with generally accepted accounting principles consistently applied during each interval and from interval to interval; provided, however, that in the event changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Debtor's certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Debtor and Secured Party shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate.
      13.12     INDEMNIFICATION.
                (a) If after receipt of any payment of all or any part of the Indebtedness, Secured Party is for any reason compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Transaction Documents shall continue in full force and Debtor shall be liable, and shall indemnify and hold Secured Party harmless for, the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by Secured Party in reliance upon such payment, and any such contrary action so taken shall be without prejudice to Secured Party's rights under the Transaction Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this
Section 13.12(a) shall survive the termination of this Agreement and the Transaction Documents.
                (b) Debtor agrees to indemnify, defend, and hold harmless Secured Party from and against, any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representations, remedial response, removal, restoration, or permit acquisition, which may now, or in the future, be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Secured Party or any other person or entity as a result of the presence of, Release of, or threatened Release of Hazardous Substances on, in, under, or near the property owned, leased, or operated by Debtor or any Consolidated Subsidiary. The liability of Debtor under the covenants of this Section 13.12(b) is not limited by any exculpatory provisions in this Agreement or any other documents securing the Indebtedness and shall survive repayment of the Indebtedness or any transfer or termination of this Agreement regardless of the means of such transfer or termination. Debtor agrees that Secured Party shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. Debtor further agrees that Secured Party has no duty to warn Debtor or any other person or entity about any actual or potential environmental contamination or other problem that may have become apparent, or will become apparent, to Secured Party.
                (c) Debtor agrees to pay, indemnify, and hold Secured Party harmless, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, counsel and special counsel fees and disbursements in connection with any litigation, investigation, hearing or other proceeding) with respect or in any way related to the existence, execution, delivery, enforcement, performance and administration of this Agreement and any other Transaction Document (all of the foregoing, collectively, the "Indemnified Liabilities"). The agreements in this
Section 13.12(c) shall survive repayment of the Indebtedness.
      13.13     TERMINATION; PREPAYMENT PREMIUM.
                (a) Termination. This Agreement is and is intended to be a continuing Agreement and shall remain in full force and effect for an initial term equal to the term set forth in Item 35 of the Schedule and for any renewal term also specified in Item 35 of the Schedule; provided, however, that either party may terminate this Agreement as of the end of the initial term or any subsequent renewal term by giving the other party notice to terminate in writing at least sixty (60) days prior to the end of any such period whereupon at the end of such period all Indebtedness shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of such Indebtedness is otherwise due and payable pursuant to the agreement or instrument evidencing same. Secured Party may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the Security Interest, Secured Party's rights and remedies under the Transaction Documents and Debtor's obligations and liabilities under the Transaction Documents, shall survive any termination of this Agreement and shall remain in full force and effect until all of the Indebtedness outstanding, or contracted or committed for (whether or not outstanding), before the receipt of such notice by Secured Party, and any extensions or renewals thereof (whether made before or after receipt of such notice), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Indebtedness as described in the preceding sentence.
                (b) Prepayment Premium. If Debtor pays in full all or substantially all of the principal balance of Advances prior to the end of the initial term or any renewal term of this Agreement as set forth in Item 37 of the Schedule, other than temporarily from funds internally generated in the ordinary course of business, at the time of any such payment Debtor shall also pay to Secured Party the prepayment premium set forth in Item 37 of the Schedule. Any tender of payment in full of such principal balance following an acceleration by Secured Party of the Indebtedness pursuant to Section 11.2 shall be for purposes of this Section 13.13(b), deemed to be considered a prepayment requiring Debtor to pay the prepayment premium set forth in Item 37 of the Schedule.
      13.14 FURTHER ASSURANCES. From time to time, Debtor shall take such action and execute and deliver to Secured Party such additional documents, instruments, certificates, and agreements as Secured Party may reasonably request to effectuate the purposes of the Transaction Documents.
      13.15 HEADINGS. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
      13.16 CUMULATIVE SECURITY INTEREST, ETC. The execution and delivery of this Agreement shall in no manner impair or affect any other security (by endorsement or otherwise) for payment or performance of the Indebtedness and no security taken hereafter as security for payment or performance of the Indebtedness shall impair in any manner or affect this Agreement or the security interest granted hereby, all such present and future additional security to be considered as cumulative security.
      13.17 SECURED PARTY'S DUTIES. Without limiting any other provision of this Agreement: (a) the powers conferred on Secured Party hereunder are solely to protect its interests and shall not impose any duty to exercise any such powers and (b) except as may be required by applicable law, Secured Party shall not have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.
      13.18 NOTICES GENERALLY. All notices and other communications hereunder shall be made by telegram, telex, electronic transmitter, overnight air courier, or certified or registered mail, return receipt requested, and shall be deemed to be received by the party to whom sent one Business Day after sending, if sent by telegram, telex, electronic transmitter, or overnight air courier, and three Business Days after mailing, if sent by certified or registered mail. All such notices and other communications to a party hereto shall be addressed to such party at the address set forth on the cover page hereof or to such other address as such party may designate for itself in a notice to the other party given in accordance with this Section 13.18.
      13.19 SEVERABILITY. The provisions of this Agreement are independent of and separable from each other, and no such provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other such provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor render prohibited or unenforceable such provision in any other jurisdiction.

      13.20 INCONSISTENT PROVISIONS. The terms of this Agreement and the other Transaction Documents shall be cumulative except to the extent they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.
      13.21 ENTIRE AGREEMENT. This Agreement and the other Transaction Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings, and agreements between such parties with respect to such transactions, including, without limitation, those expressed in any commitment letter delivered by Secured Party to Debtor.
      13.22 APPLICABLE LAW. THIS AGREEMENT AND THE TRANSACTIONS EVIDENCED HEREBY SHALL BE GOVERNED BY AND CONSTRUED UNDER THE INTERNAL LAWS OF THE STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, AS THE SAME MAY FROM TIME TO TIME BE IN EFFECT, INCLUDING, WITHOUT LIMITATION, THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE.
      13.23 CONSENT TO JURISDICTION. DEBTOR AND SECURED PARTY AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THE TRANSACTION DOCUMENTS MAY BE COMMENCED IN ANY COURT OF THE STATE IN LOS ANGELES COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES IN LOS ANGELES COUNTY, AND DEBTOR WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO DEBTOR, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OR THE UNITED STATES.
      13.24 JURY TRIAL WAIVER. DEBTOR AND SECURED PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY DEBTOR OR SECURED PARTY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS RELATED THERETO. DEBTOR REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF SECURED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SECURED PARTY WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. DEBTOR ACKNOWLEDGES THAT SECURED PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION 13.24.

MARINE MIDLAND BUSINESS                       MERCURY AIR CARGO, INC.
  LOANS, INC.



By                                            By
  ----------------------------------            --------------------------------
                             (Title)                                     (Title)

At Newport Beach, California                  At Los Angeles, California

                                    SCHEDULE


        This Schedule is a part of a Loan and Security Agreement, dated as of June 12, 1995, between MERCURY AIR CARGO, INC. and MARINE MIDLAND BUSINESS LOANS, INC. (the "Agreement").

1.      Borrowing Capacity (Section  1.1(c))

        Borrowing Capacity at any time shall be the net amount determined by taking the lesser of the following amounts:

        (A) $16,000,000 minus the total outstanding "Advances" to Mercury Air Group, Inc. ("Mercury") and Maytag Aircraft Corporation ("Maytag") as defined in their respective Loan and Security Agreements dated as of December 6, 1989, as amended, with Secured Party (collectively, the "Other Loan Agreements");

                 or

        (B)      up to 85% of the Receivables Borrowing Base;

                 or

        (C)      $1,000,000.



2.      INTENTIONALLY DELETED.

3.      Cash Discount (Section Section  1.1(g) & 9.3)

        NONE

4.      Receivables--Age (Section  1.1(v)(i))

        90 days after the Invoice date.

5.      Receivables Disqualification Percentage (Section 1.1(v)(v))

        50% or more

6.      Permissible Foreign Account Debtors (Section  1.1(v)(vi))

        NONE

7.      INTENTIONALLY DELETED.

8.      Marine Payment Account (Section 1.1(bb))

        There shall be no Marine Payment Approval unless and until Secured Party elects otherwise.

9.      State of Incorporation (Section  4.1)

        California.

10. Locations of Inventory and Equipment (Section Section 4.4(c), 4.7, 4.8(a) & 10.1)

        See attached Schedule 1.

11.     Permitted Encumbrances (Section Section  4.5(a), 4.5(c) & 10.3)

        Purchase money security interests against and leases of equipment acquired in accordance with the capital expenditures limitation set forth in Section 10.11 of the Other Loan Agreements and Item 31 below.

12.     Business Records Location (Section Section  4.8(a), 4.8(c) & 10.1)

        5456 McConnell Avenue, Los Angeles, California  90066

13.     Trademarks and Patents (Section  4.17)

        NONE

14.     INTENTIONALLY DELETED.

15.     Labor Contracts (Section  4.21)

        NONE

16.     Authorized Shares (Section  4.23)

        No. of authorized common shares:  10,000
        Par Value of common shares:  $.01
        No. of issued and outstanding common shares:  9,500

                                                                           Check If    Frequency
                                                                           Required    Due
                                                                           --------    ---------
17.    Required Documents(Sections 5.1, 8.2(b))

       Receivables Schedules                                                /X/        Upon Request

       Receivables Aging                                                    /X/        Monthly - within 25 days after month end

       Credits and Extensions Reports                                       /X/        Upon Request

       Cash Receipts Journal and Schedule of Payments on Receivables        /X/        Upon Request

       List of names and addresses of Account Debtors                       /X/        Quarterly

       Reconciliation report, showing all Receivables, collections,         /X/        Monthly
       payments, Credits, and Extensions since the preceding report

       Payables aging report, showing the amounts due and owing on          /X/        Monthly
       all Debtor's payables according to Debtor's records as of
       the close of such periods as shall be specified by Secured Party

       Reconciliation of Receivables and payables aging reports to          /X/        Monthly
       financial statements

       Loan Request, Remittance and Collateral Report (L4085F)              /X/        On the date of each Advance request

       Certificate signed by the president and/or chief financial           /X/       Monthly
       officer of Debtor that no Event of Default has occurred and is continuing, and that no event has occurred which may
       constitute an Event of Default with lapse of time or notice or both.

18.    Interest Rate (Section  7.2)

       one half percent (1/2%) plus the greater of (i) the Prime Rate or (ii) five percent (5%), provided that Debtor may exercise the "LIBOR" option upon the terms, conditions and provisions of that certain Amendment to Loan and Security Agreements dated as of December 20, 1994 among Mercury, Maytag and Secured Party.

19.    Fees and Due Dates (Section  7.3)

       Type                                     Amount                                  Due Date(s)
       ----                                     ------                                  -----------
       Wire Transfer Fee        $15.00 for each wire transfer initiated        Upon initiation or receipt of the
                                or received  by Secured Party                  wire transfer by Secured Party


       Annual Facility Fee      .125% of $16,000,000 or such different         Annually in advance, on December 12,
       (jointly with Mercury    maximum aggregate Borrowing Capacity           1995 on each anniversary thereof
       and Maytag)              as may hereafter be agreed to by
                                Borrower, Mercury, Maytag and Secured
                                Party.

20.    INTENTIONALLY DELETED.

21.    Additional Covenants (Section Section  9 & 10)

       NONE

22.    INTENTIONALLY DELETED.

23.    INTENTIONALLY DELETED.

24.    INTENTIONALLY DELETED.

25.    Terms of Sale (Section  9.3)

       Due dates of no more than net 60 calendar days from date of Invoice.

26.    Financial Covenants (Section  10.15)

       Mercury and its Consolidated Subsidiaries shall maintain the following levels of financial performance on a consolidated basis:

       (A) Tangible Net Worth of not less than $15,000,000.00 as of the end of each fiscal quarter.

               "Tangible Net Worth" shall mean the amount by which the assets, but excluding goodwill, exceed liabilities computed in accordance with generally accepted accounting principles consistently applied.

       (B) Working Capital of not less than $6,000,000.00 as of the end of each fiscal quarter.

               "Working Capital" shall mean the amount by which current assets, exceed current liabilities, including the Advances, computed in accordance with generally accepted accounting principles consistently applied.

       (C) Current Ratio of not less than 1.0:1 as of the end of each fiscal quarter.

                 "Current Ratio" shall mean the ratio of current assets to current liabilities, including the Advances, computed in accordance with generally accepted accounting principles consistently applied..

         (D) Debt/Worth Ratio of not more than 3.5:1 as of the end of each fiscal quarter.

                 "Debt/Worth Ratio" shall mean the ratio of total liabilities to Tangible Net Worth, computed in accordance with generally accepted accounting principles consistently applied.

         (E) Net income after provision for taxes (determined in accordance with generally accepted accounting principles consistently applied) of not less than $3,000,000.00 during each fiscal year ending on or after June 30, 1995.

27.      Permitted Borrowings (Section  10.2)

         As permitted in Sections 11.2 of the Other Loan Agreements

28.      Permitted Investments and Advances (Section  10.8(d))

         As permitted in Sections 11.9 of the Other Loan Agreements

29.      Permitted Guaranties (Section Section  4.18, 10.9)

         As permitted in Sections 11.10 of the Other Loan Agreements

30.      INTENTIONALLY DELETED.


31.      Permitted Capital Expenditures (Section  10.11)

         $1,500,000

32.      INTENTIONALLY DELETED.

33.      INTENTIONALLY DELETED.

34.      State (Section  1.1(oo))

         California

35.      Initial Term and Renewal Term (Section  13.13)

         Initial Term:    Through October 31, 1997
         Renewal Term:    12 months

36. Percentage of Stock Ownership of Consolidated Subsidiaries (Section 4.22, Section 9.23)

         Not applicable.

37.      Prepayment Premium (Section  13.13)

         $1/2% of the sum of the maximum aggregate Borrowing Capacity (presently $16,000,000), plus the principal balances of any Term Loans to Borrower, Mercury and/or Maytag, as they may hereafter be increased or decreased (payable jointly with Mercury and Maytag)

38.      Other Provisions (Section  13.9)

         NONE

         The undersigned have executed this Schedule as of June 12, 1995.

MARINE MIDLAND BUSINESS LOANS, INC.            MERCURY AIRCARGO, INC.


By                                             By
  ---------------------------------              -------------------------------
                            (Title)                                      (Title)
At Newport Beach, California                   At Los Angeles, California

                                   EXHIBIT A

                       FINANCIAL STATEMENT CERTIFICATION

                The undersigned, the _____________________________ of Mercury
Air Cargo, Inc. ("Debtor") hereby certifies to Marine Midland Business Loans, Inc. that attached hereto is a true, correct and complete copy of the Debtor's financial statements as of the month ending _________, 19__, which financial statements fairly present Debtor's [and each consolidated subsidiary's] financial position and consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period from the end of the immediately preceding fiscal year to the end of such month.


                                      ------------------------------------------
                                      Name:
                                      Title:

Date:         , 19
      --------    --

                                  AMENDMENT TO

                          LOAN AND SECURITY AGREEMENTS

           THIS AMENDMENT (this "Amendment") dated as of June 12, 1995 is entered into by and among MARINE MIDLAND BUSINESS LOANS, INC., a Delaware corporation ("Lender"), and MERCURY AIR GROUP, INC., a New York corporation formerly known as IPM Technology, Inc. ("Mercury"), and MAYTAG AIRCRAFT CORPORATION, a Colorado corporation ("Maytag"). Mercury and Maytag shall collectively be referred to herein as "Borrowers".

                                    RECITALS

           A. Lender and the respective Borrowers are parties to those two (2) certain Loan and Security Agreements dated as of December 6, 1989, as amended (singly, the "Agreement," and collectively, the "Agreements").

           B. Lender and Borrowers desire to amend the Agreements in certain respects, but subject to the terms and conditions set forth below.

                                    AGREEMENT

           In consideration of the above recitals and of the mutual covenants contained herein, Lender and Borrowers agree as follows:

           1. Defined Terms. Each of the terms defined in the Agreements which are used herein shall have the same meaning as set forth in the Agreements, unless otherwise specified herein.

           2. Maximum Borrowing Capacity. With respect to clauses (a) of the definitions of "Borrowing Capacity" in Sections 1.1 of the Agreements, the maximum aggregate Borrowing Capacity of Borrowers shall be $16,000,000.00 less the total outstanding "Advances" to Cargo under its Loan and Security Agreement with Lender of even date herewith as it may hereafter be amended, modified, substituted or replaced.

           3. Financial Covenants. With respect to Sections 10.13 of the Agreements, Mercury and its Consolidated Subsidiaries shall maintain Tangible Net Worth and Working Capital of not less than $15,000,000.00 and $6,000,000.00, respectively, as of the end of each fiscal quarter on a consolidated basis. For the purposes of Sections 10.13, "Tangible Net Worth" shall mean the amount by which the assets of Mercury and its Consolidated Subsidiaries, but excluding goodwill, exceed liabilities computed in accordance with GAAP.

           4. Events of Default. With respect to Sections 12.1 of the Agreements, an Event of Default shall be deemed to have occurred if an "Event of Default" occurs under, and as defined in, that certain Loan and Security Agreement of even date herewith between Mercury Air Cargo, Inc., a California corporation, and Secured Party.

           5. Continuing Effect of Loan Documents.

              (a) Except as specifically amended as set forth above, the Agreements and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed; and

              (b) Upon the effectiveness of this Amendment, each reference in the Loan Documents to the Agreements shall mean and be a reference to the Agreements as amended hereby.

           6. Borrowers' Representations and Warranties. Borrowers represent and warrant as follows:

              (a) Each of the representations and warranties contained in the Agreements is hereby reaffirmed as of the date hereof, each as if set forth herein;

              (b) The execution, delivery and performance of this Amendment are within Borrowers' powers, have been duly authorized by all necessary action, have received all necessary approvals, if any, and do not contravene any law or any contractual restrictions binding on Borrowers;

              (c) This Amendment is the legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms; and

              (d) No event has occurred and is continuing which constitutes an Event of Default under the Agreements after giving effect to this Amendment.

           7. Conditions Precedent. This Amendment shall become effective when, and only when, Lender shall have received all of the following, in form and substance satisfactory to Lender:

              (a) A counterpart of this Amendment duly executed by Borrowers and acknowledged by the guarantors indicated hereinbelow; and

              (b) Such other documents, instruments or agreements as Lender may reasonably request.

           8. Governing Law. This Amendment shall be deemed to be a contract under and subject to, and shall be construed for all purposes and in accordance with, the internal laws of the State of California.

           9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

           WITNESS the due execution hereof as of the date first above written.

                                     MARINE MIDLAND BUSINESS LOANS, INC.


                                     By:
                                        ----------------------------------

                                     Title:
                                           -------------------------------


                                     MERCURY AIR GROUP, INC.


                                     By:
                                        ----------------------------------

                                     Title:
                                           -------------------------------


                                     MAYTAG AIRCRAFT CORPORATION


                                     By:
                                        ----------------------------------

                                     Title:
                                           -------------------------------

                     CONSENT AND REAFFIRMATION OF GUARANTORS

           The undersigned, as guarantors under their respective Guaranties dated December 6, 1989 or April 1, 1992, hereby consent to the foregoing Amendment and acknowledge and reaffirm their obligations and liabilities under such Guaranties, which shall remain in full force and effect.

Dated:  As of June     , 1995
                   ----

                                        MERCURY AIR CARGO, INC.,
                                        a California corporation


                                        By:
                                           ----------------------------------

                                        Title:
                                              -------------------------------

                                        HERMES AVIATION, INC.,
                                        a California corporation


                                        By:
                                           ----------------------------------

                                        Title:
                                              -------------------------------